As filed with the Securities and Exchange Commission on May 26, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	72-1121985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address, including zip code, of Principal Executive Offices)

W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan

(Full title of the plan)

Thomas F. Getten

Vice President, General Counsel and Secretary

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(713) 626-8525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.00001 per share	7,300,000 shares	$2.03	$14,819,000	$1,492.27

(1)	Upon a future stock split, reverse stock split, stock dividend or similar transaction involving Common Stock of W&T Offshore, Inc. (the “Company”) and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased or decreased to cover the additional securities or the reduction in securities, as applicable, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). There are also being registered such additional shares of the Company’s common stock (“Common Stock”) as may become issuable pursuant to the share counting provisions of the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan due to forfeitures, tax provisions and other administrative provisions of the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan.
(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices per share of the Company’s Common Stock as reported by the New York Stock Exchange on May 19, 2016.

EXPLANATORY NOTE

On June 30, 2005, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 1,667,293 shares of Common Stock for issuance pursuant to the W&T Offshore, Inc. Long-Term Incentive Compensation Plan. On May 6, 2009, the Company filed a Registration Statement on Form S-8 with the Commission to register an additional 2,000,000 shares of Common Stock for issuance pursuant to the W&T Offshore, Inc. Long-Term Incentive Compensation Plan. On May 14, 2013, the Company filed a Registration Statement on Form S-8 with the Commission to register an additional 4,000,000 shares of Common Stock for issuance pursuant to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan. This Registration Statement registers an additional 7,300,000 shares of Common Stock, which reflect an amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Incentive Compensation Plan”) to increase the shares of Common Stock available for distribution by 3,300,000, which was approved by shareholders of the Company on May 4, 2016, and to register an additional 4,000,000 for administrative convenience. Accordingly and pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 filed on June 30, 2005 (File No. 333-126251), the Registration Statement on Form S-8 filed on May 6, 2009 (File No. 333-159005) and the Registration Statement on Form S-8 filed on May 14, 2013 (File No. 333-188584) are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(c) Current Report on Form 8-K filed on February 26, 2016;

(d) Current Report on Form 8-K filed on March 28, 2016;

(e) Current Report on Form 8-K filed on April 11, 2016;

(f) Current Report on Form 8-K filed on May 5, 2016;

(g) All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement; and

(h) The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on January 24, 2005, and any amendment or report filed for the purpose of updating such description.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 26th day of May, 2016.

W&T OFFSHORE, INC.

By:	/s/ Tracy W. Krohn
Tracy W. Krohn
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tracy W. Krohn and John D. Gibbons, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Tracy W. Krohn	Chairman, Chief Executive Officer and Director	May 26, 2016
Tracy W. Krohn	(Principal Executive Officer)

/s/ John D. Gibbons	Senior Vice President and Chief Financial Officer	May 26, 2016
John D. Gibbons	(Principal Financial and Chief Accounting Officer)

/s/ Virginia Boulet	Director	May 26, 2016
Virginia Boulet

/s/ Stuart B. Katz	Director	May 26, 2016
Stuart B. Katz

/s/ S. James Nelson, Jr.	Director	May 26, 2016
S. James Nelson, Jr.

/s/ B. Frank Stanley	Director	May 26, 2016
B. Frank Stanley

EXHIBIT INDEX

Number	Exhibit

4.1	W&T Offshore, Inc. Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed May 3, 2004 (File No. 333-115103)).

4.2	First Amendment to W&T Offshore, Inc. Long-Term Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2009).

4.3	Second Amendment to W&T Offshore, Inc. Long-Term Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2009).

4.4	Third Amendment to W&T Offshore, Inc. Long-Term Incentive Compensation Plan (included in Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2009).

4.5	W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A filed April 3, 2013).

4.6	First Amendment to W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 3, 2013).

4.7	Second Amendment to W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed April 3, 2013).

4.8	Third Amendment to W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed March 24, 2016).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.